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                                   EXHIBIT 4.5

      Engagement Letter Dated December 20, 2001 Between the Registrant and
                            Sunrise Securities Corp.


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                                                               December 20, 2001

Matritech, Inc.
330 Nevada Street
Newton, MA 02460
Attn:  Stephen D. Chubb


Dear Mr. Chubb:

1. This letter agreement (the "Agreement") confirms our understanding that Matritech, Inc. ("Company") has engaged Sunrise Securities Corp. ("Sunrise") to act as exclusive agent in connection with a best efforts private placement of a minimum of 2 million and a maximum of 5 million shares (but in no event, more than 19.9% of outstanding shares, inclusive of warrants and shares issued as fees for services) of common stock (the "Securities" or the "Shares") of the Company at $2.25 per share (the "Proposed Financing"), upon the terms, and subject to the conditions, set forth in this Agreement.

      The Proposed Financing will be made pursuant to the exemptions afforded by
      Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Regulation D promulgated thereunder and applicable state securities laws. Our undertaking herein shall be subject to, among other things, the terms and conditions set forth in this Agreement, our due diligence investigation of the Company, the continuance of the Company without material adverse change, the absence of unfavorable market conditions in general and our continued satisfaction with the results of our ongoing review of the Company's business and affairs. It is understood that execution of this Agreement does not assure the successful completion of the Proposed Financing or any portion thereof.

2. Our services will include: (i) assistance in the preparation of the Offering Materials described below; (ii) assistance in structuring the Proposed Financing and its terms; (iii) identifying and contacting selected qualified purchasers (the "Purchasers") of the Proposed Financing and furnishing them, on behalf of the Company, with copies of the Offering Materials; and (iv) negotiating under your guidance the financial aspects of the Proposed Financing.

3. As compensation for the services to be provided by Sunrise hereunder, the Company agrees to pay to Sunrise a fee equal to 8% of the gross proceeds of the Proposed Financing payable in cash or shares, valued net of the commission, and three year warrants to purchase at $2.81 per share a number of shares equal to 10% of those sold in the Proposed Financing, payable to Sunrise at the closing of the Proposed Financing (the "Closing"). If the Proposed Financing is consummated by means of more than one Closing, Sunrise shall be entitled to the fees provided herein with respect to each such Closing. The Company shall reimburse Sunrise for all out-of-pocket expenses incurred by Sunrise in connection with its engagement hereunder, including reasonable fees and expenses of its counsel up to $20,000, whether or not a closing occurs.

4. The Company acknowledges and agrees that Sunrise has been retained solely to provide the advice or services set forth in this Agreement. Sunrise shall act as an independent contractor, and any duties of Sunrise arising out of its engagement hereunder shall be owed solely to the Company. As Sunrise will be acting on your behalf in such capacity, it is our firm practice to be indemnified in connection with engagements of this type and the Company agrees to the indemnification agreement attached hereto as Exhibit A and the other obligations as set forth in paragraph 12 of this Agreement.


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5.    The Company will promptly and from time to time take such action as
      Sunrise may reasonably request to qualify the Securities as a private placement under the securities laws of the United States and of each of the states, as applicable, as Sunrise may reasonably request and to comply with such laws so as to permit such offers and sales.

6. The Company will prepare and furnish a private placement memorandum (which, together with the appendices and exhibits thereto and any amendments or supplements thereto, is herein referred to as the "Offering Materials") relating to the Proposed Financing. The Company authorizes Sunrise to transmit the Offering Materials to prospective purchasers of the Proposed Financing, and represents and warrants that the information that it provides to be included in the Offering Materials, at all times through the Closing, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company shall not transmit the Offering Materials to prospective purchasers without first consulting Sunrise. Sunrise will not make statements of material fact about the Company that are not contained in the offering materials or approved by the Company.

7. The Company will also make available to Sunrise all financial and other information concerning its business and operations and the Proposed Financing which Sunrise reasonably requests and will provide access to their officers, directors, employees, independent accountants and legal counsel. Sunrise shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to Sunrise by or on behalf of the Company or its other advisors and Sunrise shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets. To the extent consistent with legal requirements and except as otherwise set forth in the Offering Materials, all information given to Sunrise by the Company, unless publicly available or otherwise available to Sunrise without restriction or breach of any confidentiality agreement ("Confidential Information"), will be held by Sunrise in confidence and will not be disclosed to anyone other than Sunrise's agents and advisors without the prior approval of the Company or used for any purpose other than those referred to in this Agreement; provided that nothing herein shall, in itself, prevent Sunrise from engaging in future transactions involving companies in a similar industry to the Company or, provided no Confidential Information is directly used in connection with such engagement, be deemed to violate any of the terms hereof.

8. The parties acknowledge that it is their intention that the Proposed Financing shall be conducted so as to be exempt from the registration requirements of the Act. The Company has not taken, and will not take, any action, directly or indirectly, so as to cause the transactions contemplated by this Agreement to fail to be entitled to exemption under the Act. It is understood that investors in the Proposed Financing shall be "accredited investors" or fall within other categories sanctioned by Rule 506 of Regulation D under the Act. In effecting the Proposed Financing, the Company and Sunrise agree to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements. The Company shall execute and/or deliver such other instruments, documents and agreements and take such other action as Sunrise may reasonably request in connection with the provision of its services hereunder and the consummation of the Proposed Financing, including without limitation, opinions of counsel to the effect that the placement of the Securities was exempt from registration under the Act and as to the accuracy of the Offering Materials. Additionally, if requested by Fidelity Investments or Mazama Capital as Investors in the Proposed Financial as a condition to Closing, the Company agrees that a registration statement on Form S-3 covering the Securities, including Securities received by Sunrise or underlying its warrants, shall have been declared effective, and the Company will use its best efforts to keep such registration statement effective.

9. Any advice, written or oral, provided by Sunrise pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with the Proposed Financing and may not be quoted, nor will any such advice or the name of Sunrise be referred to, in any report, document, release or other communication, whether written (including, without limitation, the Offering Materials) or oral, prepared, issued or transmitted by the Company or any affiliate, director, officer, employee, agent or representative of any thereof, without, in each instance, Sunrise 's prior written consent.

10. This Agreement shall expire on March 31, 2002, provided that Matritech may terminate this Agreement, at any time after January 31, 2002 and prior to the Closing, on 10 business days written notice to Sunrise ("Early Termination") unless subscriptions from accredited investors for at least 2 million shares have been received prior to January 31, 2002 and provided further that if Matritech rejects such subscriptions, then Matritech shall pay Sunrise its fees with respect thereto as if such subscriptions had been accepted and Sunrise will be entitled to prompt reimbursement from the Company of all its out-of-pocket expenses and fees as described above not to exceed $20,000. In addition, if at any time prior to 18 months after the Early Termination of this Agreement or 12 months after a termination other than an Early Termination, the Company consummates a financing transaction, including the Proposed Financing, with any party contacted regarding the Proposed Financing during the term of our engagement (and identified in writing for Matritech within 30 days after termination), Sunrise will be entitled to payment in full of the compensation described in the third paragraph of this Agreement, together with reimbursement from the Company of all its out-of-pocket expenses and fees as described above not to exceed $20,000. The indemnity and other provisions contained in Exhibit A and in paragraph 12 will also remain operative and in full force and effect regardless of any expiration or termination of this Agreement.

11. This Agreement shall not give rise to any express or implied commitment by Sunrise to purchase or place any securities of the Company.

12. The Company acknowledges that Sunrise is acting only as placement agent in the transactions contemplated by this engagement. The Company agrees to indemnify Sunrise, and its officers, directors, agents, employees and controlling persons in accordance with Exhibit A.

13. This Agreement incorporates the entire understanding of the parties relating to the subject matter hereof. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the Indemnified Persons under Exhibit A and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, none of the parties hereto shall assign any of its obligations hereunder without the prior written consent of each of the other parties hereto.

14. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to Sunrise, to Sunrise Securities Corp., 135 East 57th Street, New York, NY 10022, Attention: Nathan Low; with a copy to Mintz Levin Cohn Glovsky and Popeo, PC, 666 Third Avenue, 25th Floor, New York, New York 10017, Attention: Kenneth R. Koch, and if to the Company, to Matritech, Inc.,330 Nevada Street, Newton, Massachusetts, Attention: Stephen D. Chubb with a copy to Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110, Attn: Rufus
      C. King. Any notice delivered personally shall be deemed given upon receipt; any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.


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15.   The failure or neglect of either of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or its waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition by such party, but the same shall continue in full force and effect. Any waiver must be in writing.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. Each of the parties irrevocably submits to the exclusive jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, and agrees that service of process in connection with any such suit, action or proceeding may be made in accordance with Section 14 hereof. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

17. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

18. At any time after the final closing of the Proposed Financing, Sunrise may place an announcement in such newspapers and publications as it may choose, stating that Sunrise has acted as exclusive financial advisor and/or placement agent in connection with the Proposed Financing.

19. For the convenience of the parties, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

20. After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate of this letter attached hereto, whereupon it shall be our binding Agreement.

                                    Very truly yours,

                                    SUNRISE SECURITIES CORP.



                                    By:
                                        ---------------------------------------


Accepted and agreed to
this ___ day of December, 2001.


MATRITECH, INC.


By:
   --------------------------



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                                    EXHIBIT A


      This Exhibit A is entered into pursuant to, and is made a part of, the attached Agreement among Sunrise and the Company. Capitalized terms used and not defined in this Exhibit A shall have the meanings assigned them in the attached Agreement.

      The Company agrees to indemnify and hold harmless Sunrise, its affiliates, and each of its partners, directors, officers, consultants, employees, advisors, representatives and controlling persons (each an "Indemnified Person") from and against any claims, losses, damages, expenses or liabilities (collectively, "Losses"), (subject to the limitations set forth below), incurred in connection with investigating, preparing, defending, paying, settling or compromising any action, claim or proceeding to which any Indemnified Person may become subject and which is related to or arises out of the engagement set forth in the Agreement or the transactions contemplated thereby. The Company will, however, not be responsible to an Indemnified Person with respect to any Losses to the extent that a court of competent jurisdiction shall have determined by a final judgment not subject to further appeal that such Losses resulted substantially from actions taken or omitted to be taken by such or any other Indemnified Person due to the Indemnified Person's or any other Indemnified Person's gross negligence or willful misconduct.

      The Company will reimburse each Indemnified Person for Losses as such Losses are incurred or paid, notwithstanding the absence of judicial determination as to the propriety or enforceability of the Company's obligation to reimburse such Indemnified Person for such Losses and the possibility that such payments might later be held by a court of competent jurisdiction to have been improper. To the extent that any such reimbursement is so held to have been improper, the Indemnified Person shall promptly return it to the Company together with interest, compounded annually, equal to the prevailing prime rate as published from time to time by The Wall Street Journal.

      If the indemnification provided for herein should be, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that the Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by such Indemnified Person on the one hand and the Company on the other hand in connection with this engagement and any transactions contemplated hereby or (ii) if the allocation on the basis set forth in the immediately preceding clause (i) is not permitted by applicable law, to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of the Indemnified Person and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses exceed the amount of the fees actually received by Sunrise pursuant to the Agreement. The respective relative benefits received by all Indemnified Persons and the Company shall be deemed to be in the same proportion as the aggregate fee paid to Sunrise pursuant to the Agreement bears to the total consideration paid or contemplated to be paid to or received by the Company in connection with transactions contemplated by the Agreement, whether or not such transactions are consummated. The relative fault of each Indemnified Person and of the Company shall be determined by reference to, among other things, whether the actions or failures to act were by such Indemnified Person or the Company, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or failure to act. Notwithstanding the foregoing, no Indemnified Person shall have any obligation to investigate or verify the information provided to Sunrise in connection with their providing financial advisory services under the engagement letter, and the Company shall be liable for any Losses related to or arising out of the use of such information that is inaccurate for any reason.

      The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, Sunrise, consultants, advisors, representatives, control persons or stockholders, directly or indirectly, related to or arising out of the Agreement or any transactions contemplated thereby, in connection with claims by third parties except Losses incurred by the Company to the extent a court of competent jurisdiction shall have determined by a final judgment not subject to further appeal that such Losses resulted primarily from actions taken or the failure to take actions by such Indemnified Person due to such Indemnified Person's gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature. Sunrise likewise indemnifies the Company in the event of gross negligence or willful misconduct on the part of any Sunrise party, subject to the limit of the fees actually paid to Sunrise hereunder. Sunrise will reimburse the Company for Losses related to the foregoing as such Losses are paid, notwithstanding the absence of judicial determination as to the propriety or enforceability of Sunrise's obligation to reimburse the Company for such Losses and the possibility that such payments might later be held by a court of competent jurisdiction to have been improper. To the extent that any such reimbursement is so held to have been improper, the Company shall promptly return it to Sunrise, together with interest, compounded annually, equal to the prevailing prime rate as published from time to time by The Wall Street Journal.

      In case any proceeding shall be instituted involving any Indemnified Person, such Indemnified Person shall promptly notify the Company in writing. The failure of an Indemnified Person to provide such prompt notice shall not reduce such Indemnified Person's right to indemnification or contribution hereunder to the extent that such failure does not materially prejudice the ability to defend such proceeding. The Company shall retain counsel reasonably satisfactory to Sunrise to represent the Indemnified Persons and any others the Company may designate in such proceeding, shall have sole control of the defense of any such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, except to the extent that (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel at either the Company's expense, as applicable, or
(ii) the named parties to any such proceeding (including any impleaded parties) include both the Company or any others the Company may designate and one or more Indemnified Persons, and representation of the Indemnified Persons and such other parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case in which one or more Indemnified Persons are entitled to separate counsel due to such actual or potential differing interests, the Company shall not be liable for the expenses of more than one separate counsel, and such counsel shall be designated in writing by Sunrise. The Company shall have sole control of any settlement of any proceeding for which it is obligated to provide indemnification hereunder. Notwithstanding the foregoing the Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of, or consent to the entry of any judgment in connection with, any pending or threatened proceeding in respect of which such Indemnified Person is or could have been a party and indemnity or contribution could have been sought hereunder by such Indemnified Person, unless such settlement or judgment includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of the proceeding.

      Nothing in this Exhibit A shall affect Sunrise's potential liability to the Company for any breach by Sunrise of the Agreement.

      The obligations of the Company referred to above shall be in addition to any rights that any Indemnified Person may otherwise have and shall inure to the benefit of and be binding upon any successors, assigns, heirs and personal representatives of any Indemnified Person or the Company.


                                                SUNRISE SECURITIES CORP.



                                            By: ________________________________




Agreed to and Accepted:

MATRITECH, INC.


By:_____________________________



Date:    December 20, 2001